EXHIBIT 10.1

December 11, 2005

R. Douglas Hutcherson
2101 Brevard Court
Lexington, Kentucky 40513

Dear Doug:

We are parties to a certain Employment Agreement (herein so called), dated December 1, 2003, as amended, pursuant to which you are employed as the President and CEO of First Security Bancorp, Inc. and First Security Bank of Lexington, Inc. Capitalized terms used herein that are defined in that Employment Agreement have the meanings given them in the Employment Agreement.

The Employment Agreement contains, among other things, the obligation of the Bank to pay you certain severance benefits upon the termination of your employment and your obligation not to compete with the Bank for a period following the termination of your employment. The amount of the severance payment to which you are entitled under the Employment Agreement increases if the termination of your employment occurs in connection with a Change in Control, as defined in the Employment Agreement.

We acknowledge and agree that a portion of the severance to which you are entitled under the Employment Agreement is in consideration of your post-termination obligations under the Employment Agreement (specifically, your non-compete and confidentiality covenants). We also acknowledge that the balance of the severance to which you are entitled could be subject to Section 280G of the Internal Revenue Code of 1986, as amended, to the extent it is payable at or following a Change in Control. We agree that it is to our mutual benefit and advantage that under no circumstances should such payment be in an amount which would constitute a “parachute payment” under that section. Accordingly, we agree that your Employment Agreement shall be amended, effective immediately, to add the following new section:

No Parachute Payment. It is the intention of the parties that no payment to be made to Executive under this Agreement will constitute a “parachute payment” within the meaning of 17 USC Section 280G of the Internal Revenue Code of 1986, as amended. If, and only if, any payment to which Executive is entitled under this Agreement would otherwise constitute a “parachute payment”, then the amount of the payment to which Executive shall be entitled under this Agreement shall be reduced to the nearest dollar necessary in order for the payments made under this Agreement not to constitute a “parachute payment” within the meaning of 17 USC Section 280G of the Internal Revenue Code of 1986, as amended. The parties agree to cooperate and consult with one another in connection with any inquiry regarding whether any adjustment may be required and to reach a consensus before any adjustment is made pursuant to this Section.

Please execute this letter in the space provided below to evidence your agreement to the foregoing.

FIRST SECURITY BANK OF LEXINGTON, INC.

By /s/ Julian E. Beard                    Date: December 11, 2005
Title Chairman

FIRST SECURITY BANCORP, INC.

By /s/ Julian E. Beard                    Date: December 11, 2005
Title Chairman

/s/ R. Douglas Hutcherson                    Date: December 11, 2005
R. Douglas Hutcherson